                                                    EXHIBIT 10.44


===============================================================================

                                   INMAC B.V.


                                   $13,000,000

                                 Dfl.10,918,600


                 SENIOR GUARANTEED NOTES DUE SEPTEMBER 15, 2001


                                 --------------

                                 NOTE AGREEMENT

                                 --------------


                            DATED AS OF JUNE 29, 1995


===============================================================================

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
1.       AUTHORIZATION OF ISSUE OF NOTES  . . . . . . . . . . . . . . . . . . . .   1

2.       PURCHASE AND SALE OF NOTES AND WARRANTS  . . . . . . . . . . . . . . . .   2

3.       CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   2

         3A.     OPINION OF PURCHASER'S SPECIAL COUNSEL . . . . . . . . . . . . .   2
         3B.     OPINION OF COMPANY'S AND GUARANTOR'S COUNSEL . . . . . . . . . .   2
         3C.     REPRESENTATIONS AND WARRANTIES; NO DEFAULT . . . . . . . . . . .   2
         3D.     PURCHASE PERMITTED BY APPLICABLE LAWS  . . . . . . . . . . . . .   3
         3E.     PRIVATE PLACEMENT NUMBER . . . . . . . . . . . . . . . . . . . .   3
         3F.     ACCEPTANCE OF AGENT FOR SERVICE OF PROCESS . . . . . . . . . . .   3
         3G.     PAYMENT OF FEES  . . . . . . . . . . . . . . . . . . . . . . . .   3
         3H.     NO LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         3I.     CHARTER DOCUMENTS AND GOOD STANDING  . . . . . . . . . . . . . .   3
         3J.     INCUMBENCY CERTIFICATES  . . . . . . . . . . . . . . . . . . . .   4
         3K.     AUTHORIZATIONS . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3L.     BRING DOWN AND OTHER CERTIFICATES  . . . . . . . . . . . . . . .   4
         3M.     CONSENTS, APPROVALS, ETC.  . . . . . . . . . . . . . . . . . . .   4
         3N.     GUARANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3O.     RECENT BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . .   5
         3P.     COMMITMENT LETTER  . . . . . . . . . . . . . . . . . . . . . . .   5
         3Q.     PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4.      PREPAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         4A.     REQUIRED PREPAYMENTS . . . . . . . . . . . . . . . . . . . . . .   5
         4B.     OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT  . . . . . . .   5
         4C.     NOTICE OF OPTIONAL PREPAYMENT  . . . . . . . . . . . . . . . . .   6
         4D.     PARTIAL PAYMENTS PRO RATA  . . . . . . . . . . . . . . . . . . .   6
         4E.     RETIREMENT OF NOTES  . . . . . . . . . . . . . . . . . . . . . .   6

5.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .   6

         5A.     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .   6
         5B.     INFORMATION REQUIRED BY RULE 144A  . . . . . . . . . . . . . . .   8
         5C.     INSPECTION OF PROPERTY . . . . . . . . . . . . . . . . . . . . .   8
         5D.     COVENANT TO SECURE NOTES EQUALLY . . . . . . . . . . . . . . . .   9
         5E.     MAINTENANCE OF INSURANCE . . . . . . . . . . . . . . . . . . . .   9
         5F.     MAINTENANCE OF PROPERTIES; COMPLIANCE WITH LAWS  . . . . . . . .   9

         5G.     PAYMENT OF TAXES AND CLAIMS  . . . . . . . . . . . . . . . . . .   9
         5H.     LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . .  10
         5I.     CORPORATE EXISTENCE, ETC.; BUSINESS  . . . . . . . . . . . . . .  10
         5J.     CURRENCY HEDGING . . . . . . . . . . . . . . . . . . . . . . . .  10
         5K.     ENVIRONMENTAL AND SAFETY LAWS  . . . . . . . . . . . . . . . . .  10
         5L.     DUTCH CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . .  10
         5M.     ADDITIONAL SUBSIDIARY GUARANTORS . . . . . . . . . . . . . . . .  11

6.       NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         6A.     DEBT RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . .  11
         6B.     LIEN RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . . .  12
         6C.     MERGER AND CONSOLIDATION . . . . . . . . . . . . . . . . . . . .  13
         6D.     TRANSFER OF ASSETS . . . . . . . . . . . . . . . . . . . . . . .  14
         6E.     RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . .  15
         6F.     DEMAND ACCOUNT AND DEPOSIT ARRANGEMENTS  . . . . . . . . . . . .  15
         6G.     SUBSIDIARY RESTRICTIONS  . . . . . . . . . . . . . . . . . . . .  15
         6H.     SALE OF STOCK AND DEBT OF SUBSIDIARIES . . . . . . . . . . . . .  15
         6I.     NET WORTH OF INMAC S.A.  . . . . . . . . . . . . . . . . . . . .  16
         6J.     RESTRICTION ON LOAN DEBT FACILITY. . . . . . . . . . . . . . . .  16

7.       EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         7A.     ACCELERATION . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         7B.     RESCISSION OF ACCELERATION . . . . . . . . . . . . . . . . . . .  21
         7C.     NOTICE OF ACCELERATION OR RESCISSION . . . . . . . . . . . . . .  21
         7D.     OTHER REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7E.     CURRENCY EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . .  21

8.       REPRESENTATIONS, COVENANTS AND WARRANTIES  . . . . . . . . . . . . . . .  22

         8A.     ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8B.     BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8C.     ACTIONS PENDING  . . . . . . . . . . . . . . . . . . . . . . . .  22
         8D.     OUTSTANDING DEBT . . . . . . . . . . . . . . . . . . . . . . . .  22
         8E.     TITLE TO PROPERTIES  . . . . . . . . . . . . . . . . . . . . . .  22
         8F.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         8G.     CONFLICTING AGREEMENTS AND OTHER MATTERS . . . . . . . . . . . .  23
         8H.     OFFERING OF NOTES  . . . . . . . . . . . . . . . . . . . . . . .  23
         8I.     USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . .  24
         8J.     ERISA AND FOREIGN PENSION PLANS  . . . . . . . . . . . . . . . .  24
         8K.     GOVERNMENTAL CONSENT . . . . . . . . . . . . . . . . . . . . . .  24
         8L.     ENVIRONMENTAL COMPLIANCE . . . . . . . . . . . . . . . . . . . .  25

         8M.     DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8N.     POSSESSION OF FRANCHISES, ETC. . . . . . . . . . . . . . . . . .  25
         8O.     COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . .  25
         8P.     INTELLECTUAL PROPERTIES  . . . . . . . . . . . . . . . . . . . .  25
         8Q.     LABOR AND EMPLOYEE RELATIONS MATTERS . . . . . . . . . . . . . .  26
         8R.     AUTHORIZATION AND ENFORCEABILITY . . . . . . . . . . . . . . . .  26
         8S.     FOREIGN ENEMIES AND REGULATIONS  . . . . . . . . . . . . . . . .  26
         8T.     WARRANTS AND WARRANT SHARES  . . . . . . . . . . . . . . . . . .  26
         8U.     DUTCH TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . .  27

9.       REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . . . . . . . . . .  27

         9A.     NATURE OF PURCHASE . . . . . . . . . . . . . . . . . . . . . . .  27
         9B.     SOURCE OF FUNDS  . . . . . . . . . . . . . . . . . . . . . . . .  27

10.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         10A.    YIELD-MAINTENANCE TERMS  . . . . . . . . . . . . . . . . . . . .  28
         10B.    OTHER TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . .  29

11.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         11A.    NOTE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11B.    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11C.    CONSENT TO AMENDMENTS  . . . . . . . . . . . . . . . . . . . . .  39
         11D.    FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES;
                 LOST NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11E.    PERSONS DEEMED OWNERS; PARTICIPATIONS  . . . . . . . . . . . . .  40
         11F.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT . .  41
         11G.    SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . .  41
         11H.    DISCLOSURE TO OTHER PERSONS  . . . . . . . . . . . . . . . . . .  41
         11I.    NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11J.    PAYMENTS DUE ON NON-BUSINESS DAYS  . . . . . . . . . . . . . . .  42
         11K.    SATISFACTION REQUIREMENT . . . . . . . . . . . . . . . . . . . .  42
         11L.    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11M.    SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         11N.    DESCRIPTIVE HEADINGS . . . . . . . . . . . . . . . . . . . . . .  42
         11O.    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11P.    JURISDICTION; SERVICE OF PROCESS . . . . . . . . . . . . . . . .  43
         11Q.    GROSS-UP . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11R.    JUDGMENT CURRENCY INDEMNITY  . . . . . . . . . . . . . . . . . .  45
         11S.    ENVIRONMENTAL INDEMNITY  . . . . . . . . . . . . . . . . . . . .  45
         11T.    INDEPENDENCE OF COVENANTS  . . . . . . . . . . . . . . . . . . .  46

         11U.    WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . .  46
         11V.    CURRENCY DETERMINATION . . . . . . . . . . . . . . . . . . . . .  46

Exhibit A-1 - Form of Note (Dollar)

Exhibit A-2 - Form of Note (Dutch Guilder)

Exhibit B - Form of Warrant

Exhibit C - Form of Guaranty

Exhibit D - Form of Subsidiary Guaranty

Exhibit E - Form of Opinion of Company's Counsel

Exhibit F-1 - Form of Opinion of Subsidiary Guarantors' Counsel

Exhibit F-2 - Form of Opinion of Guarantor's Counsel

Exhibit G - Form of Confidentiality Agreement

Exhibit H - List of Agreements Restricting Debt

Schedule 2 - Wire Information

Schedule 6B - List of Current Liens

Schedule 11D - List of Prohibited Transferees

                                   INMAC B.V.
                                 KEIENBERGWEG 30
                             1101 GB AMSTERDAM Z.0.
                                 THE NETHERLANDS




                                                             As of June 29, 1995


The Prudential Insurance Company of America
c/o Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102-4069


Ladies and Gentlemen:

         The undersigned, Inmac B.V., a corporation organized under the laws of The Netherlands (herein called the "Company"), hereby agrees with you as follows:

         1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue of two series of its senior promissory notes, one series in the aggregate principal amount of $13,000,000 and one series in the aggregate principal amount of Dfl.10,918,600, each note in each such series to be dated the date of issue thereof, to mature September 15, 2001, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate per annum specified therein and on overdue payments at the rate specified therein, and to be substantially in the form of Exhibits A-1 and A-2 attached hereto. The Company will cause the Guarantor to authorize the issue of its warrants to originally purchase 175,000 (subject to adjustment) shares of its common stock, par value $0.01 per share (the "Common Stock"), to be dated the date of issue thereof, to expire September 15, 2001 and to be substantially in the form of Exhibit B attached hereto. The term "Notes" as used herein shall include each such senior promissory note delivered pursuant to any provision of this Agreement and each such senior promissory note delivered in substitution or exchange for any other Note pursuant to any such provision. The term "Warrants" as used herein shall include each such common stock purchase warrant delivered pursuant to any provision of this Agreement and each such warrant delivered in substitution or exchange for any other Warrant pursuant to any such provision. The Notes will be guaranteed by the Guarantor pursuant to the Guaranty, to be substantially in the form of Exhibit C attached hereto and by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty, to be substantially in the form of Exhibit D attached hereto.

         2. PURCHASE AND SALE OF NOTES AND WARRANTS. The Company hereby agrees to sell to you and, subject to the terms and conditions herein set forth, you agree to purchase from the Company for the Purchase Price, the series of Notes in the respective principal amounts set forth in paragraph 1 at 100% of such principal amounts and Warrants, for the balance of such Purchase Price. The Company will deliver to you, at the offices of White & Case at 633 West Fifth Street, 19th Floor, Los Angeles, CA 90071, (i) one or more Notes registered in your name, evidencing the aggregate principal amount of Notes to be purchased by you and in the denomination or denominations specified in the Purchaser Schedule attached hereto and (ii) Warrants originally to purchase 175,000 shares of common stock of the Guarantor, both against payment of the Purchase Price thereof by transfer of immediately available funds for credit to the Company at the accounts listed on Schedule 2 attached hereto, on the date of closing, which shall be June 29, 1995 or any other date on or before June 29, 1995 upon which the Company and you may mutually agree (herein called the "closing" or the "date of closing").

         3. CONDITIONS OF CLOSING. Your obligation to purchase and pay for the Securities to be purchased by you hereunder is subject to the satisfaction, on or before the date of closing, of the following conditions:

         3A.     OPINION OF PURCHASER'S SPECIAL COUNSEL. You shall have
received from White & Case, who are acting as special counsel for you in connection with this transaction, a favorable opinion satisfactory to you as to such matters incident to the matters herein contemplated as you may reasonably request.

         3B.     OPINION OF COMPANY'S AND GUARANTOR'S COUNSEL.  You shall have received from Baker & McKenzie, special counsel for the Company, a favorable opinion satisfactory to you and substantially in the form of Exhibit E attached hereto, and you shall have received from counsel for the Guarantor and counsel for each Subsidiary Guarantor, a favorable opinion satisfactory to you and substantially in the form of Exhibits F-1 and F-2 attached hereto.

         3C.     REPRESENTATIONS AND WARRANTIES; NO DEFAULT.  The
representations and warranties contained in paragraph 8 shall be true on and as of the date of closing, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the date of closing no Event of Default or Default; and the Company shall have delivered to you an Officer's Certificate, dated the date of closing, to both such effects. The representations and warranties contained in Section 3 of the Guaranty shall be true on and as of the date of closing, except to the extent of changes caused by the transactions herein contemplated and the Guarantor shall have delivered to you an Officer's Certificate, dated the date of closing, to such effect. The representations and warranties contained in Section 3 of the Subsidiary Guaranty shall be true on and as of the date of closing, except to the extent of changes caused by the transactions herein contemplated and each of the Subsidiary Guarantors shall have delivered to you an Officer's Certificate, dated the date of closing, to such effect.

         3D.     PURCHASE PERMITTED BY APPLICABLE LAWS.  The purchase of and payment for the Securities to be purchased by you on the date of closing on the terms and conditions herein provided (including the use of the proceeds of such Securities by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System and any law or regulation of a central bank or bank regulatory agency governing the currencies evidenced by the Notes) and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

         3E.     PRIVATE PLACEMENT NUMBER.  White & Case shall have obtained private placement numbers for each series of the Notes from Standard & Poor's CUSIP Service Bureau.

         3F.     ACCEPTANCE OF AGENT FOR SERVICE OF PROCESS.  CT Corporation
shall have irrevocably accepted its appointment as the Company's agent in New York to receive service of process pursuant to paragraph 11P hereof until September 15, 2002.

         3G.     PAYMENT OF FEES.  The Company shall have paid (i) you $75,000 constituting the remaining balance of the structuring fee and (ii) White & Case its legal fees through June 16, 1995 in accordance with paragraph 11B hereof; provided that White & Case shall have delivered its invoice to the Company at least two Business Days prior to the date of closing. A final statement from White & Case will be presented post closing and payment of the fees set forth on such statement shall be a condition subsequent to closing.

         3H.     NO LIENS.  You shall have received evidence reasonably
satisfactory to you that there exist no Liens on any Property or other assets of the Group, including floating charges or conditional or springing Liens, other than as permitted by paragraph 6B. You agree that satisfactory lien searches in respect of (i) the Guarantor from the States of California and Texas, (ii) Inmac Holdings, Limited and Inmac (U.K.) Limited from the United Kingdom and (iii) Inmac S.A. from the Republic of France shall meet the requirements of this paragraph 3H.

         3I.     CHARTER DOCUMENTS AND GOOD STANDING.  Each member of the
Obligated Group shall have delivered to you copies of (i) its Articles or Certificate of Incorporation or similar charter document, certified as of a recent date by the Secretary of State of the State of

Delaware (with respect to the Guarantor), or by the applicable governmental authority or Responsible Officer (with respect to the other members of the Obligated Group) and (ii) the Bylaws or comparable charter document of such member of the Obligated Group, certified as of the date of closing by a
Responsible Officer.   The Guarantor and Inmac S.A. shall have delivered to you
corporate and tax good standing certificates from the States of Delaware and California (with respect to the Guarantor) and confirmation of corporate existence from the applicable governmental authority (with respect to Inmac S.A.).

         3J.     INCUMBENCY CERTIFICATES.  Each member of the Obligated Group
(other than Inmac Gesellschaft mit beschrankter Haftung) shall have delivered to you a certificate signed by a Responsible Officer (who, to the extent reasonably possible, is not signing any other document or agreement in connection herewith) certifying as to the offices of certain of the officers of such member of the Obligated Group, their titles and exemplars of their signatures (including all officers signing this Agreement and the other documents delivered and to be delivered hereunder).

         3K.     AUTHORIZATIONS.  Each member of the Obligated Group (other than Inmac Gesellschaft mit beschrankter Haftung) shall have delivered to you certified copies of the resolutions of its Board of Directors evidencing approval of the transactions contemplated by this Agreement, the Securities and the execution, delivery and performance thereof, and the authorization of the officers to execute and deliver the same in such form as they deem necessary and appropriate.

         3L.     BRING DOWN AND OTHER CERTIFICATES.  Each member of the
Obligated Group shall have delivered to you (i) Officer's Certificates dated the date of closing and certifying (A) that no amendments to or changes in its charter documents have been made or are reasonably likely, (B) that no dissolution or liquidation proceedings as to such member of the Group have been commenced or are contemplated, (C) that no material adverse change in its financial condition or results of operations has occurred since July 30, 1994,
(D) that no condition, event or act that would have a Material Adverse Effect has occurred or been threatened, (E) as to the use of proceeds from the Notes and as to the Consolidated capitalization of the Guarantor immediately after the date of closing and giving effect to the proposed restructuring of the Consolidated bank facilities, and (F) as to Debt (other than as represented by the Notes) outstanding (or that may be borrowed under the Credit Facilities) after the date of closing, specifying the amounts, termination or expiration dates, and other material terms thereof and (ii) such other certificates as you shall reasonably request.

         3M.     CONSENTS, APPROVALS, ETC.  Each member of the Group shall have received all consents, permits, approvals and other authorizations, and made all such filings and declarations, as may be required by any law, statute, regulation or rule, or pursuant to any material contract, judgment, order or decree to which it is a party or to which it is subject in connection with the transactions contemplated hereby.

         3N.     GUARANTIES.  The Guaranty and the Subsidiary Guaranty shall have been duly authorized, executed and delivered by the Guarantor and the Subsidiary Guarantors, respectively, and you shall have received fully executed counterparts thereof, and on the date of closing the Guaranty and the Subsidiary Guaranty shall be in full force and effect and you shall have received such confirmation from the Guarantor and the Subsidiary Guarantors with respect thereto as you may reasonably request.

         3O.     RECENT BALANCE SHEET.  The Company shall have delivered to you an unaudited Consolidated balance sheet of the Company as of April 30, 1995.

         3P.     COMMITMENT LETTER.  The Company shall have delivered, or cause to be delivered, to you a commitment letter in respect of the Dutch Credit Facility required by paragraph 5L, executed by the agent bank.

         3Q.     PROCEEDINGS.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

         4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.

         4A.     REQUIRED PREPAYMENTS.  Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without premium, the aggregate sums of $1,300,000 with respect to the Dollar denominated Notes and Dfl.1,091,860 with respect to the Dutch Guilder denominated Notes, on June 15 and September 15 in each of the years 1997 to 2000, inclusive, and on June 15, 2001, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Notes, if any, together with interest accrued thereon, if any, shall become due on the maturity date of the Notes.

         4B.     OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT.  The Notes
shall be subject to prepayment, in whole at any time or from time to time in part (in amounts of not less than, and in integral multiples of, $500,000 with respect to the Dollar denominated Notes and Dfl.900,000 with respect to the Dutch Guilder denominated Notes), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal on a pro rata basis.

         4C.     NOTICE OF OPTIONAL PREPAYMENT.  The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the series and principal amount of such series of Notes, and of the Notes of such series held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the series and the principal amount of such series of Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

         4D.     PARTIAL PAYMENTS PRO RATA.  Upon any partial prepayment of the
Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated, first, to the outstanding amount of the series of Notes designated by the Company to be prepaid on a pro rata basis and, thereafter, to such Notes as the Purchaser so chooses, unless contrary instructions are given by the Company in writing at the time of prepayment. "Outstanding" for the purpose of this paragraph 4D only, includes all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B.

         4E.     RETIREMENT OF NOTES.  The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A or pursuant to Section 1.5 of the Warrant), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions.
Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

         5.      AFFIRMATIVE COVENANTS.

         5A.     FINANCIAL STATEMENTS.  The Company covenants that it will
deliver to each Significant Holder in duplicate:

                 (i) as soon as practicable and in any event within 45 days after the end of each quarterly period in each fiscal year, consolidated and consolidating statements of profit and loss and consolidated statements of stockholders' equity and cash flow of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments;

                 (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidating and consolidated statements of profit and loss and consolidated statements of stockholders' equity and cash flow of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding year's financial statements, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to the consolidated statements (if the Company at the time is having its annual financial statements audited), reported on by independent public accountants of recognized international standing selected by the Company whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Required Holder(s) and, as to the consolidating statements and if the Company at the time is not having its annual financial statements audited, its consolidated statements, certified by an authorized financial officer of the Company;

                 (iii) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary (other than local statutory audited reports of Subsidiary Guarantors and so-called "management letters" issued in the ordinary course of audits of annual financial statements); and

                  (iv) promptly after its transmission, such other certificates, documents and information as the Company or any of its Subsidiaries may regularly furnish to any holder of its other Debt; and

                  (v) with reasonable promptness, such other financial data and other information as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6B, 6D, 6F and 6I and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. If the Company's financial statements are being audited at the time, the Company will deliver, together with each delivery of financial statements required by clause (ii) above, to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Delivery of non-public information shall be conditioned on such Significant Holder's execution and delivery of a Confidentiality Agreement as required under paragraph 11D hereof (to the extent such holder has not already done so).

         5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of any Security, provide, or cause to be provided to, such holder and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of the Securities, except at such times as the Company or the Guarantor, as applicable, is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act. Delivery of non-public information shall be conditioned on such qualified institutional buyer's execution of a Confidentiality Agreement.

         5C.     INSPECTION OF PROPERTY.  The Company covenants that it will permit any duly authorized representative of any Inspecting Holder in writing to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Inspecting Holder may reasonably request. Access to material, non-public information may be conditioned on such Inspecting Holder's execution and delivery of a Confidentiality Agreement in the form of Exhibit G attached hereto. The costs and expenses associated with the exercise of any rights under this paragraph 5C shall be borne by such Inspecting Holder, unless and until either a Default or Event of Default has occurred hereunder or a breach or default has occurred under the Guaranty or Subsidiary Guaranty, in which event the reasonable costs and expenses thereof shall be borne by the Company. Delivery of material non-public information shall be conditioned on such Inspecting Holder's execution and delivery of a Confidentiality Agreement as required under paragraph 11D hereof (to the extent such holder has not already done so). The Inspecting Holders shall use reasonable efforts to coordinate their inspections and requests for copies so as, to the extent they can, to avoid unnecessary duplication.

         5D.     COVENANT TO SECURE NOTES EQUALLY.  The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its Property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6B or Section 5.4 of the Guaranty, it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured. The Company further covenants to disclose the provisions of this paragraph 5D and paragraph 6B in the footnotes to the annual financial statements that are provided to its lenders and other creditors.

         5E.     MAINTENANCE OF INSURANCE.  The Company covenants that it and each of its Subsidiaries will maintain insurance in such amounts and against such liabilities and hazards as is, to the best of its knowledge, customarily maintained by other companies operating similar businesses.

         5F.     MAINTENANCE OF PROPERTIES; COMPLIANCE WITH LAWS.  The Company
covenants that it and each of its Subsidiaries will (i) maintain or cause to be maintained in good repair, working order and condition all equipment and other properties necessary at that time in its business and that are material to the conduct of its business taken as a whole, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; and (ii) comply with all applicable laws (including Environmental and Safety
Laws), rules, regulations and orders of all national, state, local or foreign courts or governmental agencies, authorities, instrumentalities or regulatory bodies, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect or to the extent that such compliance is subject to a Good Faith Contest.

         5G.     PAYMENT OF TAXES AND CLAIMS.  The Company covenants that it and each of its Subsidiaries will pay all taxes, levies, assessments and other governmental charges imposed upon it or any of its Properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and which by law have or might become a Lien upon any of its Properties or assets, except to the extent that such charge is subject to a Good Faith Contest.

         5H.     LEGAL PROCEEDINGS.  The Company covenants that it and each of its Subsidiaries will deliver promptly to you any notice of (i) any material litigation or other legal or administrative proceedings that, if adversely determined to the Company, could reasonably be expected to result in a Material Adverse Effect and (ii) its discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that such it has reason to believe could cause any Property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

         5I.     CORPORATE EXISTENCE, ETC.; BUSINESS.  The Company covenants that it and each of its Subsidiaries will preserve and keep in full force and effect at all times its corporate existence, and rights, licenses, permits, franchises and other similar rights material to its business, except (i) to the extent otherwise permitted by paragraphs 6C and 6D and (ii) that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board of Directors of the Company, such termination is in the best interest of the Company and is not disadvantageous to the holders of the Notes. The Company covenants it will not, and will not permit any Subsidiary to, engage in any business other than the businesses conducted by it and its Subsidiaries on the date of the financial statements described in paragraph 8B and any other business reasonably related thereto.

         5J.     CURRENCY HEDGING.  The Company covenants that it and each of its Subsidiaries will maintain the same type of currency transaction exposure practices as are maintained on the date hereof.

         5K.     ENVIRONMENTAL AND SAFETY LAWS.  The Company covenants that it and each of its Subsidiaries will deliver promptly to you any notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory actions instituted, completed or, to its best knowledge, threatened pursuant to any Environmental and Safety Laws; (ii) all material Environmental Liabilities and Costs against it or any of its Subsidiaries or in respect of any Property; and (iii) its discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that it has reason to believe could cause any Property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

         5L.     DUTCH CREDIT FACILITY.  The Company covenants that it will enter into the Dutch Credit Facility no later than July 15, 1995 and it will keep such Credit Facility in full force and effect throughout the term hereof, with minimum aggregate borrowing availability of $10,000,000, on terms similar to those set forth in the commitment letter delivered to you pursuant to paragraph 3P.

         5M.     ADDITIONAL SUBSIDIARY GUARANTORS.  The Company covenants that if it creates, forms, purchases, or otherwise acquires a Subsidiary after the date hereof (other than an Exempt Subsidiary), or assets of Subsidiaries are transferred to a Subsidiary that is not a Subsidiary Guarantor, in each case with the result that such Subsidiary has assets with a net book value in excess of $500,000, it shall cause such Subsidiary to (i) execute and deliver a guaranty of the Guaranteed Obligations in substantially the form of a Subsidiary Guaranty and (ii) cause to be executed and delivered in connection therewith such other documents, certificates and legal opinions as the Required Holders may reasonably request.

         6. NEGATIVE COVENANTS. The Company covenants and agrees that, unless all of the Notes have been repaid in full and no further obligations on the part of the Company to perform hereunder shall exist, it will not, and will not permit any Subsidiary to, unless the Required Holders shall otherwise consent in writing:

         6A.     DEBT RESTRICTIONS.   Incur, create, assume or permit to exist
at any time any Debt except for:

                 (i)      the Notes;

                 (ii)     the Subsidiary Guaranty;

                 (iii) overdraft facilities, so long as the amount of such facilities does not exceed $500,000 at any time for either the Company or, separately, for any Subsidiary of the Company;

                 (iv)     Capitalized Lease Obligations;

                 (v) Debt of Exempt Subsidiaries not to exceed at any time $3,000,000 in the aggregate for all Exempt Subsidiaries;

                 (vi) additional Debt of the Company pursuant to the Dutch Credit Facility and Guaranties of such Debt by any Subsidiary Guarantor; provided, however, that in no event shall any Subsidiary Guarantor have direct borrowings to such Subsidiary Guarantor (without regard to co-borrowing obligations) outstanding under the Dutch Credit Facility that in the aggregate exceed the amount of its liability under the Subsidiary Guaranty on the date hereof;

                 (vii) Debt owed by any Subsidiary (other than an Exempt Subsidiary) to a wholly-owned Subsidiary or Company or owed by the Company to any Subsidiary Guarantor;

                 (viii) obligations under currency swaps or hedging arrangements permitted by paragraph 5J; and

                 (ix) Debt of all Subsidiary Guarantors other than as described in the preceding clauses (i) - (vi) of this paragraph 6A, provided that (A) Inmac Geschellshaft mit beschrankter Haftung may maintain until September 15, 1995 not more than 7,500,000DM of Debt with Barclays Bank and 3,500,000DM with National Westminster Bank; (B) Inmac aktiebolag may maintain until September 15, 1995 not more than SEK 5,100,000 of Debt with Barclays Bank; (C) the Company may maintain until September 15, 1995 not more than Dfl.3,882,000 of Debt with Midland Bank; and (D) except as otherwise set forth in the immediately preceding subclauses (A) through (C), all other such additional Debt shall not exceed $5,000,000 in the aggregate and $2,000,000 for any individual Subsidiary Guarantor.

provided, further, however, that in no event will any member of the Group Guarantee any Debt except as provided in clauses (i), (ii) and (vi) of this paragraph 6A, and except for the Guarantor's Guaranty of the Debt of the Guarantor's Canadian Subsidiary in the amount of Cdn.$4,000,000, provided that such Guaranties are terminated no later than December 31, 1995.

         6B.     LIEN RESTRICTIONS.  Create, assume or permit to exist at any time any Lien of any kind (other than to or in favor of the holders of the Notes or unless prior written consent to the creation, assumption or maintenance thereof shall have been obtained pursuant to paragraph 11C) on or with respect to any of its Property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D hereof), except

                 (i) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a Good Faith Contest;

                 (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or that are subject to a Good Faith Contest;

                 (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or other similar statutory or legal obligations, in each case not incurred or made in connection with the incurrence or maintenance of Debt, the obtaining of advances or credit or the payment of the deferred purchase price of Property, and provided that such Liens do not in the aggregate materially detract from the value of Property or assets so encumbered or materially impair the use thereof in the operation of its business;

                  (iv) Liens on Property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company, Guarantor or another Subsidiary;

                  (v)     Liens that may be required by any of the Note
         Documents;

                 (vi)     Liens existing on the date hereof as set forth on
         Schedule 6B; provided that the Debt or other obligation secured thereby does not exceed $1,000,000;

                (vii) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights- of-way, utilities and other similar purposes, or zoning or other restrictions as to use of real property, that are necessary for the conduct of the operations of Company and its Subsidiaries or that customarily exist on properties of corporations engaged in similar businesses and are similarly situated and that do not in any event materially impair their use in the operations of the Company and its Subsidiaries; and

               (viii)   any Lien other than those specified in clauses (i) -
         (vii) above that secures Debt or other obligations in an aggregate principal amount not to exceed at any time the sum of $10,000,000 plus 5% of Consolidated Tangible Net Worth (measured at the end of the fiscal quarter immediately preceding the date of determination), but assuming Consolidated Tangible Net Worth is calculated only with respect to the Company and its Subsidiaries on a consolidated basis; provided, however, that in no event shall such Liens attach to or otherwise encumber (A) Consolidated current assets or (B) capital stock of any Subsidiary.

         6C.     MERGER AND CONSOLIDATION.  Merge or consolidate with or into any other Person, except that:

                (i) any Subsidiary other than the Company may merge or consolidate with or into Guarantor; provided that Guarantor is the continuing or surviving corporation,

               (ii) any Subsidiary other than the Company may merge or consolidate with or into a wholly-owned Subsidiary (other than an Exempt Subsidiary) that is organized and domiciled either in the United States or in the country of such merged or consolidated Subsidiary;

              (iii) the Company or any Subsidiary may merge or consolidate with any other corporation other than the Guarantor or a wholly-owned Subsidiary, provided that, immediately after giving effect to such merger or consolidation (a) in the case of a merger or consolidation involving the Company, the Company is the continuing or surviving corporation and in the case of a merger or consolidation involving a Subsidiary, a wholly-owned U.S. Subsidiary or a wholly-owned
         Subsidiary organized under the laws of the country of such merged or consolidated Subsidiary is the continuing or surviving corporation and
         (b) no Default or Event of Default exists or would exist before or after giving effect to such merger or consolidation.

         6D.     TRANSFER OF ASSETS.  Transfer any of its assets except that

                 (i) any Subsidiary other than the Company may Transfer assets to Guarantor or a wholly-owned Subsidiary (other than an Exempt Subsidiary) that is organized and domiciled either in the United States or in the country of the Transferring Subsidiary;

                 (ii) the Company or any Subsidiary may sell inventory in the ordinary course of business;

                 (iii) the Company or any Subsidiary may Transfer assets that, in its good faith, reasonable judgment, have no further useful or productive capacity, are fully used or depreciated, are obsolete or are no longer necessary or productive in the ordinary course of its business;

                 (iv) the Company or any Subsidiary may Transfer trade receivables to the extent permitted by Section 5.11 of the Guaranty; and

                  (v) the Company or any Subsidiary may otherwise Transfer assets, provided that after giving effect thereto (A) neither the Annual Percentage of Tangible Assets Transferred nor the Annual Percentage of Earnings Capacity Transferred pursuant to this clause
         (v) shall exceed 5% and (B) neither the Cumulative Percentage of Tangible Assets Transferred nor the Cumulative Percentage of Earnings Capacity Transferred pursuant to this clause (v) shall exceed 20%, assuming, for purposes of this clause (v), that calculations are made with respect to the Company and its Subsidiaries only on a consolidated basis.

         For purposes of determining compliance with the provisions of this paragraph 6D, Transfers of assets described in clause (i) - (iv) above shall not be included in making the calculations required for the percentage limitations set forth in clause (v) above.

         6E.     RELATED PARTY TRANSACTIONS.  Directly or indirectly engage in any transaction, including the purchase, sale, exchange or other transfer of Property or other assets or the rendering of any services, or otherwise deal with, any Shareholder or any other Affiliate of Guarantor, except in the ordinary course of business and upon terms that are materially no less favorable to Guarantor or such Subsidiary, as the case may be, than those that might be obtained in an arm's-length transaction with an unrelated third party; provided, however, that the foregoing shall not apply to any (i) Transfer of inventory between Guarantor and any Subsidiary or among Subsidiaries on terms not materially different than those in existence on the date of the Guaranty,
(ii) Related Party transactions on the terms set forth in Schedule 5.13 of the Guaranty, and (iii) sales to, or purchases from (within the limitations of Section 5.2 of the Guaranty), any such Related Party of shares of common stock of Guarantor or cash consideration equal to the fair market value thereof pursuant to employee stock option, stock appreciation and similar stock-based incentive plans applicable to employees of Guarantor that have been approved by a majority of Guarantor's outside directors and Guarantor's shareholders.

         6F.     DEMAND ACCOUNT AND DEPOSIT ARRANGEMENTS.  (i) Open or maintain cash concentration, checking, savings or other accounts subject to set-off, bankers lien or similar rights with any bank, savings and loan association, credit union or other financial institution that holds Debt of Guarantor or any Subsidiary (collectively, "CREDITOR BANKS") with an aggregate balance among all such accounts (A) maintained at any individual Creditor Bank in excess of $3,000,000 at any time and (B) maintained at all Creditor Banks in excess of $5,000,000 at any time; and (ii) direct or otherwise permit any royalty payments from any Subsidiary to Guarantor to be deposited in, or to otherwise flow through, any account at a Creditor Bank; provided, however, the deposit by the Company or the Guarantor of the proceeds of the Notes into any account it maintains with any Creditor Bank shall not constitute a breach of this paragraph 6F so long as the funds remain in such account for a period not to extend beyond September 15, 1995.

         6G.     SUBSIDIARY RESTRICTIONS.  Enter into, or be otherwise subject to, any contract, agreement or other binding obligation that, directly or indirectly, limits the amount of, or otherwise restricts (i) the payment of dividends to the Company or other redemptions or distributions with respect to its capital stock by any Subsidiary, (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances, or (iii) other intercompany transfers of Property or other assets to the Company by Subsidiaries.

         6H.     SALE OF STOCK AND DEBT OF SUBSIDIARIES.  Pledge or Transfer,
or part with control of, any shares of capital stock (except directors' qualifying shares) or Debt of any Subsidiary, or permit a Subsidiary to issue any shares of capital stock, except to Guarantor or a wholly-owned Subsidiary organized in the United States (other than an Exempt Subsidiary), and except that all shares of capital stock and Debt of any Subsidiary at the time owned by or owed to Guarantor and all of its Subsidiaries may be sold as an entirety to any Person for consideration which represents fair value (as determined in good faith by the Board of Directors of Guarantor) at the time of such sale; provided, however, that (i) such sale is treated as an asset sale subject to, and is permitted by, paragraph 6D, (ii) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of capital stock or Debt of Guarantor or any other Subsidiary (unless all the shares of capital stock and Debt of such other Subsidiary owned, directly or indirectly, by Guarantor and all of its Subsidiaries are simultaneously being sold as permitted by this paragraph 6H), and (iii) no Default or Event of Default would otherwise result from such transaction.

         6I.     NET WORTH OF INMAC S.A.  Allow the Net Worth of Inmac S.A. (as
expressed in Dollars, determined in accordance with paragraph 11V herein) to be less than, at any time, $22,000,000 through May 31, 1998, $16,000,000 through May 31, 1999, $12,000,000 through May 31, 2000, $8,000,000 through May 31, 2001 and $4,000,000 thereafter. For purposes of this paragraph 6I, "Net Worth" means, with respect to Inmac S.A., its "capitaux propres" as determined in accordance with French generally accepted accounting principles and as reflected in the Inmac S.A. annual financial statements for the most recently ended fiscal year of Inmac S.A.

         6J.     RESTRICTION ON LOAN DEBT FACILITY.  Enter into any Debt
Facility, agreement or contract otherwise permitted hereunder, or any amendment, modification or extension thereof, unless such facility, agreement or contract contains restrictions on the liability of certain Subsidiary Guarantors substantially the same as those set forth in Section 2.15 of the Subsidiary Guaranty.

         7.      EVENTS OF DEFAULT.

         7A.     ACCELERATION.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                 (i) the Company defaults in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

                (ii) the Company defaults in the payment of any interest on any Note for more than 5 days after the date due; or

               (iii) (A) any default or event of default or similar event occurs under either of the Credit Facilities, whether or not waived, consented to or amended so as to not constitute such an event or (B) any of the banks or other financial institution lenders to any member of a Group shall have rescinded, terminated, cancelled or materially reduced such bank's or other lender's commitment to lend to such Group member

         (unless such bank's or lender's commitment is replaced in its entirety by another bank's or lender's commitment), or such Group member shall have consented or agreed to such act, or such bank or financial institution shall have accelerated the Debt or other obligation owed to it by any Group member, or any Group member shall have agreed to the repayment of such Debt or other obligation prior to its stated maturity, facility termination or expiration date or other due date; provided, that this subclause (B) shall cease to be of any force or effect (automatically without the need for any further action by or on the part of the Required Holders or the Company) if at any time after the date hereof there is no provision similar to this subclause (B) in any agreement of any Group member relating to either Credit Facility; or

                 (iv) any member of the Group or any Exempt Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any Debt (other than the Notes or Debt under the Credit Facilities) beyond any period of grace provided with respect thereto, or any member of the Group or any Exempt Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Debt is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by such member of the Group or any Exempt Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to such member of the Group or any Exempt Subsidiary) shall occur and be continuing exceeds $500,000; or

                 (v) any representation or warranty made by the Company herein, the Guarantor under the Guaranty or the Warrant, the Guarantor Subsidiary under the Subsidiary Guaranty or by any of those Persons or any of their officers in any writing furnished in connection with or pursuant to this Agreement, the Guaranty, the Warrant, the Subsidiary Guaranty shall be false in any material respect on the date as of which made; or

               (vi) the Company breaches or fails to perform or observe any agreement contained in paragraphs 5D or 6 hereof, or the Guarantor or any Subsidiary Guarantor breaches or fails to perform or observe any agreement in or obligation under the Guaranty, the Warrant or the Subsidiary Guaranty, respectively (other than the covenants set forth in Section 4 of the Guaranty and the Subsidiary Guaranty, except
         Section 4.4 thereof); or

              (vii) the Company breaches or fails to perform or observe any other agreement, term or condition contained herein, or the Guarantor or any Subsidiary Guarantor breaches or fails to perform or observe any covenant in Section 4 of the Guaranty or the Subsidiary Guaranty (other than Section 4.4 thereof), and such breach or failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

             (viii) any member of the Group or any Exempt Subsidiary (A) makes an assignment for the benefit of creditors; (B) admits its inability to pay its debts as they come due; (C) is deemed for the purpose of any applicable law to be unable to pay its debts as they become due; (D) suspends making payments on its debts or is otherwise generally not paying its debts as such debts become due, or announces its intention to do so; or (E) declares, or is materially affected by any declaration of, a moratorium in respect of any of its Debt; or

             (ix) any decree or order for relief in respect of any member of the Group or any Exempt Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

             (x) any member of the Group or any Exempt Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such member of the Group or Exempt Subsidiary, or of any substantial part of the assets of such member of the Group or Exempt Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to such member of the Group or Exempt Subsidiary under the Bankruptcy Law of any other jurisdiction; or

             (xi) any such petition or application is filed, or any such proceedings are commenced, against any member of the Group or any Exempt Subsidiary and such member of the Group or Exempt Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

             (xii) any order, judgment or decree is entered in any proceedings against any member of the Group or any Exempt Subsidiary decreeing, or an effective resolution is passed or a petition is presented for, the winding up, dissolution, liquidation or reconstruction of such member of the Group or Exempt Subsidiary, and such order, judgment, decree or resolution remains unstayed (and in the case of a petition, not withdrawn) and in effect for more than 30 days; or

              (xiii) any order, judgment or decree is entered in any proceedings against the any member of the Group or any Exempt Subsidiary decreeing a split-up of such member of the Group or Exempt Subsidiary which requires the divestiture of assets having a net book value (as at balance sheet date immediately preceding such divestiture) in excess of $750,000 or the divestiture of the stock of a Subsidiary whose assets have a net book value (as at balance sheet date immediately preceding such divestiture) in excess of $750,000 (in each case, determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed more than 5% of the Consolidated net income of the Company (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

             (xiv) a final judgment in an amount in excess of $750,000 is rendered against any member of the Group or any Exempt Subsidiary and, within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or

             (xv) any step is taken or announced by any Person with a view to the seizure, compulsory acquisition, expropriation, condemnation, or nationalization of all or a material portion of the Property or other assets or shares of any member of the Group or any Exempt Subsidiary; or

             (xvi) any restriction or requirement is imposed whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by any Group member, with the effect of impairing the performance of any obligation under this Agreement, the Notes, the Guaranty or the Subsidiary Guaranty, unless, within 15 days after the imposition of any such restriction or requirement, such Group member delivers to each Significant Holder a letter duly signed by a Responsible Officer, as the case may be, and the competent governmental authorities, duly authorized by all necessary governmental authority, stating that such obligations are in all respects exempt from such restriction or requirement, or such Group member shall have otherwise demonstrated to the satisfaction of the Required Holders that such restriction or requirement could not reasonably be expected to have a Material Adverse Effect; or

            (xvii) an encumbrancer takes possession, or an administrative or other receiver, manager, liquidator, custodian or trustee is appointed over all or substantially all of the undertakings or assets of any member of the Group or any Exempt Subsidiary or a distress, execution or any similar proceeding is levied or enforced upon or sued out against all or substantially all of the chattels or Property of such member of the Group or Exempt Subsidiary and any such action is not discharged within 30 days; or

            (xviii)       the obligations of the Company under this Agreement
         or the Notes, for any reason other than satisfaction in full of the obligations hereunder and thereunder, ceases to be in full force and effect or is declared null and void, or the validity or enforceability thereof is contested in any proceeding or the Company denies that it has any further liability hereunder or thereunder, or any other event or circumstance occurs that the Required Holders reasonably believe makes it reasonably likely that any of the foregoing will occur;

              (xix) the obligations of the Guarantor under the Guaranty or the Warrant, for any reason other than satisfaction in full of the obligations thereunder, ceases to be in full force and effect or is declared null and void, or the validity or enforceability thereof is contested in any proceeding or the Guarantor denies that it has any further liability thereunder, or any other event or circumstance occurs that the Required Holders reasonably believe makes it reasonably likely that any of the foregoing will occur;

               (xx) the obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, for any reason other than satisfaction in full of the obligations thereunder, ceases to be in full force and effect or is declared null and void, or the validity or enforceability thereof is contested in any proceeding or any Subsidiary Guarantor denies that it has any further liability thereunder, or any other event or circumstance occurs that the Required Holders reasonably believe makes it reasonably likely that any of the foregoing will occur;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, and the Yield Maintenance Amount, if any, with respect to such Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (ix), (x) or xi of this paragraph 7A, all of the Notes at the time outstanding shall automatically become immediately due and payable, together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such event is not an Event of Default specified in clause (ix), (x) or (xi) of this paragraph 7A, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

         7B.     RESCISSION OF ACCELERATION.  At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes shall have been paid, (ii) any amounts which have become due solely by reason of such declaration shall not have been paid, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

         7C.     NOTICE OF ACCELERATION OR RESCISSION.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

         7D.     OTHER REMEDIES.  If any Event of Default or Default shall
occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

         7E.     CURRENCY EQUIVALENTS.  For purposes of determining whether an
Event of Default that is conditioned upon a specified dollar threshold being exceeded with respect to the Company or one of its Subsidiaries has occurred, such U.S. dollar threshold shall be expressed in the local currency of the country in which the Company or such Subsidiary is domiciled and organized (determined based on the spot rate in effect on the date such event occurred or, if such rate is not readily available, the rate in effect on the immediately preceding Business Day on which such rate is available), in each case as such spot rate is published in The Wall Street Journal or another widely circulated financial daily periodical.

         8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

         8A.     ORGANIZATION.  The Company is a corporation duly organized and existing in good standing under the laws of The Netherlands and each Subsidiary is duly organized and (where such concept is appropriate) existing in good standing under the laws of the jurisdiction in which it is incorporated. The Company and each Subsidiary has the corporate power and authority to conduct its business as presently conducted, and to execute, deliver and perform the Notes, this Agreement and the Subsidiary Guaranty.

         8B.     BALANCE SHEETS.  The Company has furnished you with unaudited
Consolidating balance sheets of the Guarantor and its Subsidiaries as of April 30 in each of the years 1994 to 1995, inclusive, identified by a principal financial officer of the Guarantor. Such consolidating balance sheets (including any related schedules and/or notes) are true and correct in all material respects (subject to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved, show all liabilities, direct and contingent, of the Guarantor and its Subsidiaries required to be shown in accordance with such principles and fairly present the condition of the Guarantor and its Subsidiaries as at the dates thereof. There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since July 30, 1994.

         8C.     ACTIONS PENDING.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any Material Adverse Effect.

         8D.     OUTSTANDING DEBT.  Neither the Company nor any of its
Subsidiaries has outstanding any Debt except as permitted by paragraph 6A. There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

         8E.     TITLE TO PROPERTIES.  The Company has and each of its
Subsidiaries has good and marketable title to its respective real properties (other than Properties which it leases) and good title to all of its other respective Properties and assets, including the Properties and assets reflected in the balance sheet as at July 30, 1994 referred to in paragraph 8B (other than Properties and assets disposed of in the ordinary course of business taken as a whole), subject to no Lien of any kind except Liens (i) permitted by paragraph 6B and (ii) that are immaterial to the conduct of the business and operation of the Company and its Subsidiaries taken as a whole. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

         8F.     TAXES.  The Company has and each of its Subsidiaries has filed all income tax returns which, to the knowledge of the officers of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are currently subject to a Good Faith Contest.

         8G.     CONFLICTING AGREEMENTS AND OTHER MATTERS.  Neither the Company
nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which has or could reasonably have a Material Adverse Effect. To the extent there exists on the date hereof an agreement or understanding between any member of the Obligated Group and any lender or other creditor that contains a provision substantially similar to, or with substantially the same effect as, the provision described in clause (B) of paragraph 7(A)(iii), it shall be removed on or prior to September 15, 1995. Neither the execution nor delivery of this Agreement or the Securities, nor the offering, issuance and sale of the Securities, nor fulfillment of nor compliance with the terms and provisions hereof and of any Note Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the Consolidated Properties or other assets pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Consolidated Debt, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Consolidated Debt of the type to be evidenced by the Notes except as set forth in the agreements listed in Exhibit H attached hereto.

         8H.     OFFERING OF NOTES.  None of the Company, the Guarantor or any
agent acting on its or their behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and none of the Company, the Guarantor or any agent acting on its or their behalf has taken or will take any action which would subject the issuance or sale of any of the Securities to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. The Company has engaged ABN Amro Securities as its placement agent for the Securities and no other agent or intermediary, and shall be solely responsible, with the Guarantor, for all fees and expenses of such agent in connection with the transactions contemplated by this Agreement, the Notes and the Warrant.

         8I.     USE OF PROCEEDS.  Neither the Company nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of sale of the Securities will be used to refinance Debt. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

         8J.     ERISA AND FOREIGN PENSION PLANS.  (i)  Neither the Company nor
any of its Subsidiaries maintains or has maintained a Plan subject to ERISA or which otherwise has a liability to the PBGC or other similar entity having jurisdiction over the Company or its Subsidiaries.

         (ii) Each Foreign Pension Plan of the Company and any Subsidiary thereof has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except where the failure to so maintain any such Foreign Pension Plan could not reasonably be expected to have a Material Adverse Effect.

         8K.     GOVERNMENTAL CONSENT.  Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Securities is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Securities or fulfillment of or compliance with the terms and provisions hereof or of the Securities.

         8L.     ENVIRONMENTAL COMPLIANCE.  The Company and its Subsidiaries
and all of their respective Properties and facilities have complied at all times and in all respects with all national, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.

         8M.     DISCLOSURE.  Neither this Agreement nor any other document, certificate or statement furnished to you by or on behalf of the Company or the Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which now has or in the future may (so far as the Company can now foresee) have, a Material Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company or the Guarantor prior to the date hereof in connection with the transactions contemplated hereby.

         8N.     POSSESSION OF FRANCHISES, ETC.  The Company and all its
Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from unduly burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its Properties and assets, and neither the Company nor any of its Subsidiaries is in, or has reason to believe it is in, violation thereof in any material respect.

         8O.     COMPLIANCE WITH LAWS.   The Company and its Subsidiaries (i)
have complied in all material respects with all applicable laws, statutes, rules and regulations, including Environmental and Safety Laws, and neither the Company nor any Subsidiary has received (A) notice of any material failure so to comply or (B) any information that would lead it to believe that it is the subject of any national, state, local or foreign investigation; (ii) does not manage, generate, transport, discharge or store any Hazardous Materials in material violation of any material Environmental and Safety Laws; (iii) does not own, operate or maintain any underground storage tanks or surface impoundments; and (iv) is not aware or any conditions or circumstances associated with its currently or previously owned or leased Properties or operations (or those of its tenants), in each case which may give rise to any liability, fines, penalties or other obligations, including Environmental Liabilities and Costs, that could have a Material Adverse Effect.

         8P.     INTELLECTUAL PROPERTIES.  All material patents, patent
applications, copyrights, copyright applications, trade secrets, trade names and trademarks, technologies, methods, processes or other proprietary properties or information (collectively, "INTELLECTUAL PROPERTIES") which are used by the Company and its Subsidiaries in the conduct of their respective businesses are either owned by them or are used, employed or practiced by them under valid and existing licenses, grants, "shop rights," or other rights. Neither the

Company nor any Subsidiary has received a notification of infringement of any Intellectual Property that, individually or in the aggregate, would have a Material Adverse Effect. No officer, director, employee or Shareholder of the Company or any Subsidiary (other than the Company or another Subsidiary) owns or has, nor at the date of closing will own or have, any interest in any Intellectual Property owned or used by the Company or any Subsidiary in connection with its businesses.

         8Q.     LABOR AND EMPLOYEE RELATIONS MATTERS.  Neither the Company nor
its Subsidiaries is or, to its knowledge, expects to be the subject of any labor dispute, and neither the Company nor its Subsidiaries has violated any applicable law or regulation relating to labor or labor practices, which violation would give rise to a Material Adverse Effect.

         8R.     AUTHORIZATION AND ENFORCEABILITY.  Each of the Note Documents
has been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, as applicable, and have been duly executed and delivered by duly authorized officers thereof. Each of the Note Documents constitutes the legally valid and binding obligation of the Company and/or the Subsidiary Guarantors that are a party thereto, enforceable against them in accordance with its terms, except that (i) enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting the rights of creditors generally and (ii) enforcement is subject to the effect of general principles of equity, whether applied by a court of law or equity.

         8S.     FOREIGN ENEMIES AND REGULATIONS.  Neither the issue and sale of the Notes or the Warrants or the execution and delivery of this Note Agreement nor the use of the proceeds thereof will violate (i) any regulations promulgated or administered by the Office of Foreign Assets Control, United States Department of the Treasury, including without limitation, the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transaction Regulations, the Iranian Transactions Regulations, the Iraqi Sanctions Regulations, the Soviet Gold Coin Regulations, the Panamanian Transaction Regulations or the Libyan Sanctions Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (ii) the Trading with the Enemy Act, as amended, (iii) Executive Orders 8389, 9095, 9193, 12543 (Libya), 12544 (Libya), 12722 (Iraq) or 12724 (Iraq), 12775 (Haiti)
or 12779 (Haiti), or 12959 (Iran), all as may be amended, of the President of the United States or (iv) any rule, regulation or executive order issued or promulgated pursuant to the laws or regulations described in the foregoing clauses (i) -(iii).

         8T. WARRANTS AND WARRANT SHARES. (i) The Warrants have been duly authorized by all necessary corporate action on the part of Guarantor and have been duly executed and delivered by it. The Warrants constitute the valid and legally binding obligations of

Guarantor, enforceable against it in accordance with its terms, except that (a) enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting the rights of creditors generally and (b) enforcement is subject to the effect of general principles of equity, whether applied by a court of law or equity.

         (ii) Guarantor has reserved and unissued shares of its common stock at least equal to the shares of common stock issuable upon exercise of the Warrants. The shares of common stock issuable upon exercise of any Warrant have been duly authorized, and upon payment therefor in accordance with the terms of such Warrant, shall be validly issued, fully paid and nonassessable shares, with no liability on the part of the exercising holder with respect to obligations of Guarantor.

         8U.     DUTCH TAXES.  No liability for any tax (whether income,
documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, levy, impost, fee, charge or withholding, directly or indirectly imposed, assessed, levied or collected by or for the account of any governmental body of or in The Netherlands or any political subdivision thereof or therein will be incurred by the Company or any holder of any Security as a result of the execution or delivery of this Agreement or the Securities, and no deduction or withholding in respect of any such tax, duty, levy, impost, fee, charge or withholding imposed by or for the account of any governmental body of The Netherlands or any political subdivision thereof or therein is required to be made from any payment (or other performance) by the Company under this Agreement or on the Notes.

         9.      REPRESENTATIONS OF THE PURCHASER.  You represent as follows:

         9A.     NATURE OF PURCHASE.  You are not acquiring the Notes to be purchased by you hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your Property shall at all times be and remain within your control.

         9B. SOURCE OF FUNDS. No part of the funds being used by you to pay the purchase price of the Securities being purchased by you hereunder constitutes assets allocated to any separate account maintained by you. For the purpose of this paragraph 9B, the term "separate account" shall have the meaning specified in section 3 of ERISA.

         10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the introductory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

         10A.    YIELD-MAINTENANCE TERMS.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City (in relation to Notes denominated in Dollars), London and Amsterdam (in relation to Notes denominated in Dutch Guilders) are required or authorized to be closed.

         "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B, or is declared to be immediately due and payable pursuant to paragraph 7A as the context requires.

         "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Dollar Reinvestment Yield (in the case of Notes denominated in Dollars) or the or the Dutch Guilder Reinvestment Yield (in the case of Notes denominated in Dutch Guilder) with respect to such Called Principal.

         "DOLLAR REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note denominated in United States dollars, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

         "DUTCH GUILDER REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note denominated in Dutch Guilders, 0.50% over the yield to maturity implied by the yield, as determined by Recognized Market Makers at the close of the Amsterdam market, for the Business Day next preceding the Settlement Date during which actively traded

Staatsobligatie shall have been traded, of such securities having an average life equal (or most nearly equal) to the Average Life of such Called Principal as of such Settlement Date.

         "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

         "RECOGNIZED MARKET MAKER" shall mean two internationally recognized dealers of Staatsobligatie, as determined by you.

         "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

         "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B, or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

         "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

         10B.    OTHER TERMS.

         "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "ANNUAL PERCENTAGE OF EARNINGS CAPACITY TRANSFERRED" shall mean, for any four consecutive fiscal quarter period, the sum of the Percentages of Earnings Transferred attributable to each asset Transferred during such period.

         "ANNUAL PERCENTAGE OF TANGIBLE ASSETS TRANSFERRED" shall mean, for any four consecutive fiscal quarter period, the sum of the Percentages of Tangible Assets Transferred attributable to assets Transferred during such period.

         "BANKRUPTCY LAW" shall have the meaning specified in clause (xix) of paragraph 7A.

         "CAPITALIZED LEASE OBLIGATION" shall mean, with respect to any Person, any rental obligation which, under GAAP, would be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

         "COMPANY" shall mean Inmac, B.V., a corporation organized under the laws of the Netherlands and a wholly-owned Subsidiary of Guarantor.

         "CONFIDENTIALITY AGREEMENT" shall mean an agreement in substantially the form of Exhibit G attached hereto.

         "CONSOLIDATED," when used to modify any accounting or defined term, shall mean such item or defined term as it relates to Guarantor and its Subsidiaries on a consolidated basis.

         "CONSOLIDATED NET EARNINGS" shall mean, as to any fiscal period, consolidated gross revenues of Guarantor and its Subsidiaries less all costs, rebates, returns, allowances, discounts, cost of goods sold, selling, general, administrative and other expenses, and other proper costs, charges and expenses (including current income taxes and changes in deferred income taxes, provisions for taxes on unremitted foreign earnings that are included in gross revenues and current additions to reserves) for such fiscal period. Consolidated Net Earnings shall not include (i) extraordinary gains; (ii) gains or losses resulting from the sale or other disposition of capital assets; (iii) undistributed positive earnings of any Person that is not a Subsidiary; (iv) gains arising from changes in accounting principles; (v) gains arising from the write-up of assets; (vi) any undistributed positive earnings of any Subsidiary, to the extent that the declaration or payment of dividends or other share distributions, share repurchases or redemptions or repayment of intracompany loans or advances by such Subsidiary is restricted by charter document, agreement, law or otherwise; (vii) any gain from the collection of proceeds from insurance policies or litigation settlements; (viii) any positive earnings of any Person acquired by Guarantor or a Subsidiary prior to the effective date of such acquisition;

and (ix) gains or losses from the acquisition of securities or the retirement or extinguishment of Debt.

         "CONSOLIDATED TANGIBLE ASSETS" shall mean the gross book value of all assets (including assets held under Capitalized Lease Obligations) of Guarantor and its Subsidiaries on a consolidated basis, net of (i) the net book value of all Intangibles; (ii) all reserves relating to such assets; and (iii) any write-up since July 30, 1994 in the carrying values of such assets, all determined in accordance with GAAP.

         "CONSOLIDATED TANGIBLE NET WORTH" shall mean the Consolidated Tangible Assets of Guarantor and its Subsidiaries on a consolidated basis, less (i) all Consolidated liabilities, (ii) to the extent not already deducted, Consolidated Debt (including Debt of the type specified in clauses (iii), (iv) or (v) of the definition of Debt); and (iii) any surplus adjustments attributed to cumulative translation adjustments.

         "CREDIT FACILITIES" shall mean the Dutch Credit Facility and the U.S. Credit Facility.

         "CUMULATIVE PERCENTAGE OF EARNINGS CAPACITY TRANSFERRED" shall mean, at the time of determination thereof, the sum of the Percentages of Earnings Capacity Transferred attributable to each asset Transferred from and after the date hereof.

         "CUMULATIVE PERCENTAGE OF TANGIBLE ASSETS TRANSFERRED" shall mean, at the time of determination thereof, the sum of the Percentages of Tangible Assets Transferred attributable to each asset Transferred from and after the date hereof.

         "DEBT" shall mean, with respect to any Person (i) any obligation for borrowed money, including any obligation evidenced by notes payable, commercial paper, bonds, debentures or similar written instruments; conditional sales contracts; and drafts accepted representing extensions of credit (other than for trade and tax payables, deferred taxes and operating leases); (ii) Capitalized Lease Obligations; (iii) obligations of another Person secured by a Lien on, or payable out of the proceeds or production from, such Person's property whether or not such obligation is expressly assumed by such Person;
(iv) Debt of any partnership or joint venture of which such Person is a general partner or joint venturer that is not expressly non-recourse with respect to such Person; (v) Guarantees of any of the foregoing and (vi) any modification, extension or renewal of any of the foregoing.

         "DOLLAR" or "$" shall mean dollars of the United States, being the lawful currency of that country.

         "DUTCH CREDIT FACILITY" shall mean the revolving credit facility of the Company and certain Subsidiary Guarantors with ABN Amro Bank, N.V. as agent for a group of banks contemplated by the commitment letter referred to in paragraph 5L or any replacement or successor facility with a minimum aggregate borrowing availability of $10,000,000.

         "DUTCH GUILDERS" or "DFL." shall mean Guilders of The Netherlands, being the lawful currency of that country.

         "ENVIRONMENTAL AND SAFETY LAWS" shall mean all national, state and local laws, regulations and ordinances relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety.

         "ENVIRONMENTAL LIABILITIES AND COSTS" shall mean, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its subsidiaries is otherwise liable or responsible.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA AFFILIATE" shall mean each person (as defined in Section 3(9) of ERISA) which together with Guarantor or a Subsidiary Guarantor would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c),
(m) or (o) of the Code or (ii) as a result of Guarantor or a Subsidiary being or having been a general partner of such person.

         "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXEMPT SUBSIDIARY" shall mean (i) Inmac, Disc, a corporation organized under the laws of the State of California; (ii) Inmac, S.A. de C.V., a corporation organized under the laws of Mexico; (iii) Inmac, S.p.A., a corporation organized under the laws of Italy; (iv) Inmac, Inc., a corporation organized under the laws of Canada, and (v) Subsidiaries formed and designated as Exempt Subsidiaries after the date of closing; provided that the amount of assets contributed or transferred to such post-closing Subsidiary shall be treated as a Transfer of assets for purposes of computing compliance with paragraph 6D hereof and provided further that the Subsidiaries described in clauses (i),(ii) and (iii) shall be disregarded for purposes of paragraph 7A hereof.

         "FOREIGN PENSION PLAN" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Company or any other member of the Group primarily for the benefit of employees residing outside the United States of America of the Company or such other member which plan, fund or other similar program provides for retirement income for such employees in contemplation of retirement or provides for payments to be made to such employees upon termination of employment, and which plan is not subject to ERISA or the Code.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States from time to time.

         "GOOD FAITH CONTEST" shall mean, with respect to any tax, assessment, Lien, obligation, claim, liability, judgment, injunction, award, decree, order, law, regulation, statute or similar item, any challenge or contest thereof by appropriate proceedings timely initiated in good faith by the Person subject thereto for which adequate reserves therefor have been taken in accordance with GAAP.

         "GROUP" shall mean, collectively, the Guarantor and its Subsidiaries (including the Company), other than Exempt Subsidiaries.

         "GUARANTEE" shall mean, as to any Person, any guarantee or endorsement by such Person of any obligations, or such Person's contingent liability for any obligations, including an endorsement of such obligation or an agreement by such Person to purchase or otherwise acquire securities of another Person, to provide funds for capital contributions or for the payment or discharge of another Person's obligation, to maintain the solvency, net worth or other financial condition of another Person, or to make payment for products or services regardless of whether such products or services are actually used, delivered or provided, if, in any such case, the intent or effect of such agreement is to provide assurance that such obligation will be paid or discharged or that the holders of such obligation will be protected against any loss in respect thereof.

         "GUARANTOR" shall mean Inmac Corp., a corporation organized under the laws of the State of Delaware.

         "GUARANTY" shall mean that certain Guaranty of the Guarantor, dated as of June 29, 1995, as it may be amended, supplemented or otherwise modified from time to time.

         "HAZARDOUS MATERIALS" shall mean (i) any material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances" or any other formulations intended to define, list or classify substances by reason of their deleterious properties,
(ii) any oil, petroleum or petroleum derived substance, (iii) any flammable substances or explosives, (iv) any radioactive materials, (v) asbestos in any form, (vi) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (vii) pesticides or (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

         "INCLUDING" shall mean, unless the context clearly requires otherwise, "including without limitation."

         "INSPECTING HOLDER" shall mean (i) the Purchaser and (ii) at any time prior to the occurrence of an Event of Default, any other holder of at least 25% of the principal amount of the Notes outstanding at such time (determined in accordance with paragraph 11V) and at any time after occurrence of an Event of Default, any other holder of a Note, regardless of amount.

         "INTANGIBLES" shall mean any patents, trademarks, copyrights, trade names, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value after July 31, 1994, and any other assets treated as intangible assets under GAAP.

         "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, contractual, statutory or common law right of set- off, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or any similar law relating to the creation and perfection of security interests of any jurisdiction, except for vendor liens and title retention agreements relating to inventory and incurred in the ordinary course of business; provided (i) no security agreement or UCC-1 Financing Statement is actually executed, (ii) no other formal action is taken by the debtor in furtherance of creating a perfected lien, and (iii) in the aggregate, such vendor liens and title retention contracts do not exceed at any time 25% of Consolidated inventory (determined as of the end of the fiscal quarter immediately preceding the date of such determination and net of returns, rebates, allowances and similar items)) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

         "MATERIAL ADVERSE EFFECT" shall mean (i) a material adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of Guarantor and its Subsidiaries, taken as a whole, (ii) material impairment of the ability of the Company to perform any of its obligations hereunder or under the Notes, or (iii) material impairment of the enforceability or the rights of, or the benefits available to, the beneficiaries of the Guaranty or Subsidiary Guaranty, or holders of the Warrants, or holders of the Notes or (iv) material impairment of the ability of the Guarantor or any Subsidiary Guarantor to perform any of its or their obligations under the Guaranty, the Subsidiary Guaranty or under the Warrants.

         "NOTES" shall mean the the two (2) series of Senior Guaranteed Notes due 2001 issued by Company pursuant to the Note Agreement.

         "NOTE DOCUMENTS" shall mean (i) this Note Agreement; (ii) the Subsidiary Guaranty; (iii) the Guaranty; (iv) the Notes; (v) the Warrants; and
(vi) any other agreement, instrument, certificate or document executed and delivered in connection with any Note Document or the Guaranty.

         "NOTEHOLDERS" shall mean the Purchaser and any of its Transferees.

         "OBLIGATED GROUP" shall mean the Company, the Guarantor and the Subsidiary Guarantors.

         "OFFICER'S CERTIFICATE" shall mean, in the case of the Guarantor or any of its Subsidiaries incorporated in the United States, a certificate signed in the name of the Guarantor or such Subsidiary by a Responsible Officer and, in the case of any other member of the Group (including Exempt Subsidiaries), a certificate signed in the name of such member by its Secretary or any director thereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

         "PERCENTAGE OF EARNINGS CAPACITY TRANSFERRED" shall mean, with respect to each asset Transferred pursuant to clause (v) of paragraph 6D, the ratio (expressed as a percentage) of (i) aggregate Consolidated Net Earnings produced by, or otherwise attributable to, such asset during the 36 month period most recently ended prior to the effective date of such Transfer to (ii) Consolidated Net Earnings for such 36 month period.

         "PERCENTAGE OF TANGIBLE ASSETS TRANSFERRED" shall mean, with respect to each asset Transferred pursuant to clause (v) of paragraph 6D, the ratio (expressed as a percentage) of (i) the greater of such asset's fair market value or net book value on the date of such Transfer) to (ii) Consolidated Tangible Assets (determined as of the last day of the fiscal quarter immediately preceding the date of such Transfer).

         "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         "PLAN" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Guarantor or a Subsidiary of the Guarantor or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Guarantor, or a Subsidiary of the Guarantor or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

         "PROPERTY" shall mean all real property owned or leased by Company or any of its Subsidiaries, and all personal property located thereon or used or consumed in the operation of the business conducted thereat.

         "PURCHASE PRICE" shall mean the aggregate of $13,000,017.50 and Dfl.10,918,600.

         "PURCHASER" shall mean The Prudential Insurance Company of America and its successors and assigns.

         "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes from time to time outstanding (determined in accordance with paragraph 11V).

         "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company, the Guarantor or any Subsidiary Guarantor, as the case may be, or any other officer or director of the Company, the Guarantor or any Subsidiary Guarantor, as the case may be, involved principally in its financial administration or its controllership function.

         "S&P" shall mean Standard & Poor's Corporation, or any successor entity.

         "SECURITIES" shall mean, collectively, the Notes and the Warrants.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SHAREHOLDER" shall mean any Person (other than any Noteholder) who owns, either individually or together with all other Persons to whom such Person is related by blood, adoption or marriage or who is an Affiliate of such Person, 5% or more of any class of Guarantor's capital stock. For purposes of making this computation, all warrants, rights, options, convertible securities and other rights to purchase or acquire a class of Company capital stock held by such holder (other than the holders of the Warrants) shall be deemed to be exercised.

         "SIGNIFICANT HOLDER" shall mean (i) the Purchaser, so long as it shall hold any Note, or (ii) any other holder of at least $2,500,000 original principal amount of Notes (or the equivalent in Dutch Guilders, determined in accordance with paragraph 11V).

         "SUBSIDIARY" shall mean, as to any Person (i) any corporation, at least 80% of the total combined voting power of all classes of Voting Shares of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or through its other Subsidiaries and (ii) any partnership or other entity in which such Person or any of its Subsidiaries holds more than a 80% equity interest and controls the management of such entity. Unless otherwise clearly specified, "Subsidiaries" of Guarantor shall include Company.

         "SUBSIDIARY GUARANTORS" shall mean those Subsidiaries who, at the date of such determination, have guaranteed the Notes pursuant to the Subsidiary Guaranty.

         "SUBSIDIARY GUARANTY" shall mean the guaranty dated June 29, 1995 by Inmac S.A., a French corporation, Inmac Holdings Limited, a limited liability company organized under the laws of the United Kingdom and registered in England and Wales, Inmac (U.K.) Limited, a limited liability company organized under the laws of the United Kingdom and registered in England and Wales, Inmac aktiebolag, a corporation organized under the laws of Sweden, Inmac Gesellschaft mit beschrankter Haftung, a corporation organized under the laws of Germany, in favor of the holders of the Notes and any other Subsidiary who becomes a party to the Subsidiary Guaranty subsequent to the date hereof pursuant to paragraph 5M hereof.

         "TRANSFER" shall mean, with respect to any property or other asset of a Person, the sale, lease, disposition, exchange or other transfer thereof.

         "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement.

         "U.S. CREDIT FACILITY" shall mean the credit facility of the Guarantor with ABN Amro Bank, N.V., as agent for a group of banks or any replacement or successor facility with a maximum aggregate borrowing availability of $5,000,000.

         "VOTING SHARES" shall mean, with respect to any company, any shares of such company whose holders are entitled under ordinary circumstances to vote for the election of directors of such company (irrespective of whether at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "WARRANTS" shall mean the detachable warrants to originally purchase 175,000 shares of Guarantor's common stock issued concurrently with the Notes.

         10C.    ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS.  All
references in this Agreement to "GAAP" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

         11.     MISCELLANEOUS.

         11A.    NOTE PAYMENTS.  The Company agrees that, so long as you shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.

         11B.    EXPENSES.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay on demand, and save you and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by you or any Significant Holder in connection with any Note Document, the transactions contemplated hereby and any subsequent modification of, or consent under, any Note Document, whether or not such consent is granted; provided that, with respect to any amendment proposed by any Significant Holder prior to the occurrence of an Event of Default, such holder shall notify the Company and the Guarantor prior to engaging outside counsel to prepare such amendment, and (ii) the reasonable costs and expenses, including attorneys' fees, incurred by you or such Transferee in enforcing (or determining whether or how to enforce) any rights under any Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Document or the transactions contemplated hereby or by reason of your or such Transferee's having acquired any Security, including without limitation costs and expenses incurred in any restructuring, workout or bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note and transfer or full exercise of the Warrants. The Company agrees to pay you a structuring fee in respect of this transaction of $100,000 of which the Purchaser acknowledges $25,000 has already been paid.
The remaining $75,000 shall be paid at closing pursuant to paragraph 3G. The foregoing notwithstanding, the Company shall be obligated to pay the fees and expenses of only one outside law firm that is acting as counsel to the Noteholders as a group, provided, that (A) in the event that Required Holders determine that legal advice or assistance is needed with respect to the laws of the jurisdiction in which the Company is domiciled at the time, then the Noteholders shall have the right to retain an additional outside law firm in such jurisdiction, and (B) if any Noteholder reasonably determines that there exists a conflict of interest between itself and the other Noteholders it may engage separate counsel at the expense of the Company. Further, in cases brought by individual Noteholders resulting from the failure of the Company to make payments in respect of their Note, each Noteholder may, if it so elects, retain its own outside counsel, but the Guarantor shall only be liable for the fees and expenses of up to four outside law firms.

         11C.    CONSENT TO AMENDMENTS.  This Agreement may be amended, and the
Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity or currency of any Note, or change the principal of, or the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of, or method of calculating, the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph

11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         11D.    FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST
NOTES. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000 (or the equivalent in Dutch Guilders, determined in accordance with paragraph 11V) except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

         You agree, and by his, her or its acceptance of the Notes, each Transferee agrees, not to sell, assign or otherwise transfer all or any part of your or its Notes to any Person listed on Schedule 11D. Concurrently with the Transfer of any Note to a Person who will become a Significant Holder, such Person shall execute and deliver to the Company (with a copy to the Guarantor) a Confidentiality Agreement.

         11E.    PERSONS DEEMED OWNERS; PARTICIPATIONS.  Prior to due
presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence and any applicable securities laws, the holder of any Note may from time to time grant participations in such Note to any Person in minimum denominations of $1,000,000 (or the equivalent in Dutch Guilders, determined in accordance with paragraph 11V) on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

         11F.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

         11G.    SUCCESSORS AND ASSIGNS.  All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

         11H.    DISCLOSURE TO OTHER PERSONS.  The Company acknowledges that the holder of any Security may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Security, (iii) any Person to which such holder offers to sell such Security or any part thereof, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Security, (v) any Person from which such holder offers to purchase any other security of the Company, (vi) any national or state regulatory authority having jurisdiction over such holder, (vii) the National Association of Insurance Commissioners or any similar organization or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party or (d) in order to protect such holder's investment in the any Security. Disclosure of material, non-public information to Persons specified in clauses (iii), (iv) or
(v) (other than existing holders of any Security) shall be conditioned on such Person's execution and delivery to the Company (with a copy to the Guarantor) of a Confidentiality Agreement in substantially the form of Exhibit G.

         11I.    NOTICES.  All written communications provided for hereunder shall be sent by international or nationwide (as applicable) overnight delivery service (with charges prepaid) and (i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at Keienbergweg 30, 1101 GB Amsterdam Z.O., the Netherlands, with a copy to the Guarantor at 2465 Augustine Drive, Santa Clara, California 95052 U.S.A., or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

         11J.    PAYMENTS DUE ON NON-BUSINESS DAYS.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

         11K.    SATISFACTION REQUIREMENT.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you or to the Required Holder(s), the determination of such satisfaction shall be made by you or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

         11L.    GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

         11M.    SEVERABILITY.  Any provision of this Agreement which is
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11N.    DESCRIPTIVE HEADINGS.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11O.    COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

         11P.    JURISDICTION; SERVICE OF PROCESS.  THE COMPANY HEREBY
IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY NOTE, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH THEREOF, BROUGHT BY ANY HOLDER OF A NOTE AGAINST THE COMPANY OR ANY OF THEIR RESPECTIVE PROPERTY, MAY BE BROUGHT BY SUCH HOLDER OF A NOTE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY AS SUCH HOLDER OF A NOTE MAY IN ITS SOLE DISCRETION ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT; AND AGREES THAT PROCESS SERVED EITHER PERSONALLY OR BY REGISTERED MAIL SHALL, TO THE EXTENT PERMITTED BY LAW, CONSTITUTE ADEQUATE SERVICE OF PROCESS IN ANY SUCH SUIT. WITHOUT LIMITING THE FOREGOING, THE COMPANY HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, CT CORPORATION, WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, TO RECEIVE, FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE COMPANY MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE REQUIRED HOLDERS, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE NOTEHOLDERS OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT. IN ADDITION, THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, BROUGHT IN THE SAID COURTS, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY HOLDER OF A NOTE TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES, IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE COMPANY, IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW. THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF

THE NOTE DOCUMENTS, THE EXERCISE IN FULL OF THE WARRANTS OR TRANSFER OF ALL THE WARRANTS, AND THE REPAYMENT IN FULL OF THE NOTES.

         11Q.    GROSS-UP.  All payments whatsoever by the Company (the
"Payor") under this Agreement or the Notes denominated in Dollars shall be made in the lawful currency of the United States of America (and, with respect to the Notes denominated in other currencies, payments on those Notes shall be made in the currencies in which each Note is denominated) free and clear of, and without reduction or liability for or on account of, any present or future taxes, levies, imposts, duties, fees, charges, restrictions, conditions, deductions or withholdings of any nature whatsoever imposed by or for a government or other authority having power to tax (other than income taxes of the United States) (hereinafter called "Tax") unless any withholding or deduction for or on account of Tax is required by law.

         If the Payor shall be obligated by law to make any such withholding or deduction for any Tax imposed, levied, collected, assessed or withheld by or within the jurisdiction in which the Payor is organized or resident for tax purposes or The Netherlands or any political subdivision or taxing authority thereof or therein or by any other country or jurisdiction (or any taxing authority thereof or therein) from or through which payments hereunder by the Payor are actually made (each, a "Taxing Jurisdiction"), then the Payor will promptly (i) pay over to the relevant Taxing Jurisdiction the full amount required to be deducted, withheld or otherwise paid in by the Payor (including the full amount required to be deducted or withheld from or otherwise paid by the Payor in respect of any Additional Payment (as defined below) required to be made pursuant to clause (ii) hereof) and (ii) pay to each Person entitled under this Agreement or the Notes to receive the payment from which the amount referred to in clause (i) has been so deducted, withheld or otherwise paid such additional amount (the "Additional Payment") as is necessary in order that the amount received by such Person after any required deduction, withholding or other payment of Tax (including any required deduction, withholding or other payment of Tax on or with respect to such additional amount), shall equal the amount such Person would have received had no such deduction, withholding or other payment of Tax been paid. Any Person receiving an Additional Payment agrees to use its reasonable efforts to determine whether it actually received any foreign tax credits for U.S. income tax purposes by virtue of the Tax that gave rise to the Additional Payment, and if so, to determine the amount of such tax credit and to pay the same over to the Payor promptly after such determination, it being understood, however,that (A) such determination shall be in the sole and absolute discretion of such receiving Person; (B) the Payor shall not have any audit or other rights with respect to such determination;
(C) such receiving Person shall not be obligated to make such determination until it has actually closed with the appropriate taxing authorities its U.S. income tax return for the taxable period in which it received such Additional Payment; and (D) such receiving Person shall sustain no liability, and shall not otherwise be obligated, for any errors in the determination of such foreign tax credit.

         11R.    JUDGMENT CURRENCY INDEMNITY.  Any payment on account of an amount that is payable hereunder in Dollars or Dutch Guilders (the "Required Currency") which is made to or for the account of any Noteholder in the lawful currency of any other jurisdiction ("Currency"), whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Person obligated to make such payment shall constitute a discharge of such Person's obligation under this Agreement or the Notes only to the extent of the amount of the Required Currency which such Noteholder could purchase in the New York foreign exchange markets with the amount of other Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment first referred to above. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Noteholder, the Person obligated hereunder to make such payment shall indemnify and save harmless such Noteholder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Noteholder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. This paragraph shall survive the termination of the Note Documents, the exercise in full of the Warrants or Transfer of all the Warrants, and the repayment in full of the Notes.

         11S.    ENVIRONMENTAL INDEMNITY.  The Company agrees to indemnify and exonerate each Noteholder and each of their respective officers, directors, employees, agents and attorneys (collectively the "Indemnitees" and individually, an "Indemnitee") from, and hold each Indemnitee harmless against, any losses, liabilities, claims, damages (including, without limitation, consequential and punitive damages), expenses, judgments, penalties, fines, attorneys' and consultants' fees, disbursements and costs (including, without limitation, investigatory, removal, remedial and other response costs under the relevant Environmental Law) of any kind or nature imposed on, incurred by, or asserted against any Indemnitee, directly, indirectly, or consequentially arising under or pertaining to any Environmental Law as a result of or which relate to or concern (i) an Environmental Claim involving any member of the Group or their respective properties; (ii) any member of the Group's (and their respective predecessors') past, present or future businesses, operations or conditions at any site or facility now or previously owned, operated or leased by them; (iii) the actual or alleged presence in the air, surface water or groundwater, or on the surface or subsurface of or adjacent to any such site, facility or property, of Hazardous Materials; and/or (iv) any member of the Group's (and their respective predecessors') generation, handling, use, treatment, storage and disposal of Hazardous Materials. This indemnity does not extend to losses, liabilities, claims, damage, etc. to the extent incurred by reason of the gross negligence or wilful misconduct of the Indemnitee in question. This paragraph shall survive the termination of Note Documents, the exercise in full of the Warrants or Transfer of all the Warrants, and the repayment in full of the Notes.

         11T.    INDEPENDENCE OF COVENANTS.  All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders of the Notes to prohibit (through equitable action or otherwise) the taking of any action by any member of the Group or any of its Subsidiaries which would result in an Event of Default or Default.

         11U.    WAIVER OF JURY TRIAL.  The Company and the holders of the
Notes or Warrants agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of the Note Documents or any dealings between them relating to the subject matter of this transaction and the lender/borrower relationship that is being established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The holders of the Securities and the Company each acknowledge that this waiver is a material inducement to enter into this business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The holders of the Securities and the Company further represent and warrant that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE NOTES, THE WARRANTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES OR THE WARRANTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. This paragraph shall survive the termination of the Note Documents, the exercise in full of the Warrants or Transfer of all the Warrants, and the repayment in full of the Notes.

         11V.    CURRENCY DETERMINATION.  For purposes of determining
percentage of ownership of, and calculating aggregate amounts outstanding under, the Notes, amounts expressed in currencies other than Dollars shall be converted to Dollars based on the spot rate in effect on the day before the day the determination is to be made, or, if such rate is not readily available, the rate in effect on the immediately preceding Business Day on which such rate is available, in each case as such spot rate is published in The Wall Street Journal or another widely circulated financial daily periodical.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

                                              Very truly yours,

                                              INMAC B.V.

                                              By
                                                --------------------------
                                                Title:  Director


The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA

By
  ------------------------------
     Second Vice President

                               PURCHASER SCHEDULE


                                                           Aggregate
                                                           Principal
                                                           amount of                 Note
                                                           Notes to be               Denomi-
                                                           Purchased                 nation(s)
                                                           -----------               -----------
THE PRUDENTIAL INSURANCE
  COMPANY OF AMERICA                                       $13,000,000               $13,000,000

(1)      All payments on account of Notes in
         Dollars held by such purchaser shall be
         made by wire transfer of immediately
         available funds for credit to:

         Account No. 050-54-526 (in the case of
                 payments on account of the Note
                 originally issued in the principal
                 amount of $13,000,000)

         Morgan Guaranty Trust Company of New York
         23 Wall Street
         New York, New York 10015
         (ABA No.:  021-000-238)

         Each such wire transfer shall set forth
         the name of the Company, a reference to
         "9.87% Senior Notes due September 15, 2001,
         Security No. IINV 5098!", and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.

(2)      All payments on account of Notes in               Dfl.10,918,600            Dfl.10,918,600
         Dutch Guilders held by such Purchaser
         shall be made by wire transfer of
         immediately available funds for credit
         to:

         Rabo Bank
         Utrecht (RABONL2U)

         Account Name
         MGTCNY, Brussels
         Account No. 390809802
         Subaccount:  Prudential Global
                       Funding Inc.
         Account No. 687-44727-13-69

         Each such transfer shall set forth the
         name of the Company, a reference to
         "10.24% Senior Notes due September 15, 2001,
         Security No. IINV ____!," and the due date and application (as among principal interest and Yield Maintenance Amount) of the payment being made.

(3)  Address for all notices relating to payments in Dollars:

         The Prudential Insurance Company of America
         c/o Prudential Capital Group
         Four Gateway Center
         100 Mulberry Street
         Newark, New Jersey 07102-4069

         Attention:  Manager, Investment Structure and Pricing

(4) Address for all notices relating to payments in Dutch Guilder:

         Prudential Global Funding,Inc.
         2 Gateway Center, 5th Floor
         Newark, New Jersey 07102-5096

         Attention:  Associate Manager
                      (201) 802-6398

(5)  Address for all other communications and notices:

         The Prudential Insurance Company of America
         c/o Prudential Capital Group
         Four Gateway Center
         100 Mulberry Street
         Newark, New Jersey  07102-4069

         Attention:  Manager, Investment Structure and Pricing

         With a copy to:

         Prudential Capital Group
         777 South Figueroa Street, Suite 2950
         Los Angeles, California 90017
         Attention: Managing Director


(6)      Recipient of telephonic prepayment notices:

         Manager, Investment Structure and Pricing
         (201) 802-7500

         Managing Director, Prudential Capital Group
         (213) 486-5350

(7)  Tax Identification No.:  22-1211670

                                                                      Schedule 2


                               WIRE INSTRUCTIONS

For US Dollars                 Federal Reserve Bank of New York
                               A/C ABN AMRO New York
                               Acct#:  026-009580
                               Favor:  Grand Cayman

For Dutch Guilders             ABN AMRO N.V., Amsterdam
                               Acct: ABN AMRO Chicago Treasury
                               Acct#:  54.04.33.918
                               Favor:  Grand Cayman


                                       47